Household Finance Corporation
Household Consumer Loan Corporation
Household Consumer Loan Trust 1995-1
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Original Principal Class A	750,000,000.00
Number of Class A Bonds (000's)	750,000.00
Original Principal Class B	172,196,000.00
Number of Class B Bond (000's)	172,196.00
Original Principal Certificate	30,304,000.00
Number of Certificate Bond (000's)	30,304.00

Distribution Date		2000 Totals
Days

CLASS A
Principal Distribution		46,662,374.97
Interest Distribution		9,653,261.48

CLASS B
Principal Distribution		34,544,616.05
Interest Distribution		7,563,064.07

CERTIFICATES
Principal Distribution		3,267,733.95
Interest Distribution		756,879.41